UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2006
MONTPELIER RE HOLDINGS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-5550
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On January 2, 2006, Montpelier Re Holdings Ltd. (the “Company”) issued a press release announcing that it has joined with other investors in capitalizing a new Bermuda reinsurer, Blue Ocean Reinsurance Ltd. The press release is attached as Exhibit 99.1.
Item 8.01. Other Events.
     The Company announced on January 2, 2006, that it has joined with other investors in capitalizing a new Class 3 Bermuda reinsurer, Blue Ocean Reinsurance Ltd. Blue Ocean will offer retrocessional protection, or reinsurance for reinsurers, in the property catastrophe market. Blue Ocean has been capitalized with $217 million of common shares and $83 million of preferred shares, including an investment by the Company of $105 million in common shares and $28 million in preferred shares. The Company will have the right to appoint one director to the five-director board of Blue Ocean.
     Blue Ocean will provide fully collateralized retrocessional protection to parties other than the Company and has no current plans to obtain a rating from any rating agency. Initially, Blue Ocean anticipates underwriting gross aggregate policy limits in excess of $350 million.
     Montpelier Agency Ltd., a subsidiary of the Company, will perform underwriting services for Blue Ocean, enabling the Company to leverage its skill set on a capital base distinct from Montpelier Reinsurance Ltd. John Bassett, a director of Montpelier Agency Ltd. and previously responsible for Montpelier’s retrocessional business, will oversee the underwriting. In return for its underwriting services, Montpelier Agency Ltd. will receive a fee equal to 1% of annual policy limits, plus a profit sharing fee equal to a specified percentage of the profits, depending on the level of Blue Ocean’s profitability over a 6% annualized return on capital, with such fees subject to reduction in certain circumstances.
      During the term of the underwriting services agreement, the Company has agreed that, except in limited circumstances, it will not underwrite for its own account any property catastrophe excess of loss retrocessional protection that meets Blue Ocean’s underwriting guidelines. For the first nine months of 2005, Montpelier’s gross written premiums attributable to this retrocessional business were approximately $105.2 million, including $45.1 million of reinstatement premium mainly attributable to losses arising from the impact of Hurricane Katrina.
      The underwriting services agreement will terminate on December 31, 2007, which would ultimately trigger the winding-up of Blue Ocean. The underwriting services agreement may be extended for an additional two years under certain circumstances, including the assent of a super-majority of the common shares held by investors other than the Company.
      The Company is reviewing whether it will consolidate the results of Blue Ocean in its financial statements.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is furnished as part of this report:

Exhibit No.	Description
99.1	Press Release of the Registrant, dated January 2, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.

(Registrant)

January 4, 2006	By:/s/ Jonathan B. Kim

Date	Name: Jonathan B. Kim
Title: General Counsel and Secretary
Index to Exhibits

Exhibit No.	Description
99.1	Press Release of the Registrant, dated January 2, 2006.